Exhibit 10.1

AEROJET ROCKETDYNE HOLDINGS, INC.
AMENDED AND RESTATED EXECUTIVE
CHANGE IN CONTROL SEVERANCE POLICY
As of March 4, 2020

Section. 1.              Introduction.

(a)            The purpose of this Amended and Restated Executive Change in Control Severance Policy (the “Policy”) is to provide for the payment of severance benefits to Eligible Officers (as defined below) of Aerojet Rocketdyne Holdings, Inc. (the “Company”) who incur a qualified termination of employment in connection with a Change in Control (as defined below) and to provide certain additional benefits if such termination occurs. An “Eligible Officer” means an executive officer of the Company or any of its subsidiaries, other than the Company’s Executive Chairman and Chief Executive Officer, who has been designated in writing by the Board of Directors of the Company (the “Board”) (or its Organization & Compensation Committee, including any replacement or successor committee (the “Compensation Committee”)) as eligible to participate in the Policy. Once an employee is designated as an Eligible Officer, such employee shall be an Eligible Officer for the duration of the Policy.

Section. 2.              Amendment or Termination of the Policy. The Board or the Compensation Committee may amend or terminate the Policy at any time, except:

(a)            During the 24-month period following a Change in Control, the Policy may not be terminated or amended in a way that would adversely affect an Eligible Officer without such Eligible Officer’s written consent.

(b)            With respect to any individual who is an Eligible Officer as of the date of any termination or amendment of the Policy, and subject to Section 2(a), unless such termination or amendment is determined by the Board (or the Compensation Committee) in its sole discretion to be necessary or appropriate to minimize or eliminate adverse tax treatment to Eligible Officers or to the Company (whether under Section 409A (as defined below) or otherwise), then without such Eligible Officer’s written consent, the termination or amendment of the Policy shall not be effective as it applies to such Eligible Officer until (x) the first anniversary of the date the termination or amendment of the Policy is approved or adopted by the Board (or the Compensation Committee) or (y) if such approval or adoption date occurs within the 12-month period prior to a Change in Control, the 24-month anniversary of the Change in Control.

(c)            No such amendment or termination of the Policy shall give the Company (or any successor) the right to recover any amount paid to an Eligible Officer prior to the date of such amendment or termination, or to cause the cessation of severance payments and benefits to an Eligible Officer who has executed a Release (as defined below).

Nothing in this Section 2 shall be construed to limit the ability of the Company to amend the Equity Plan, adopt or amend any successor or replacement equity compensation plan, or enter into any agreement with an Eligible Officer, regardless of the effect on the Policy.

Section. 3.              Eligibility for Change in Control Severance Benefits Under the Policy.

(a)            In order to be eligible to receive any benefits under Section 4 of this Policy, the Eligible Officer must execute an acknowledgment form in the form attached to this Policy as Exhibit A.

(b)            In order to be eligible to receive any benefits under Section 4 of this Policy, the Eligible Officer must, within 60 days following the Termination Date (as defined below) (such 60-day period referred to as the “Release Period”), execute a general waiver and release of all claims in favor of the Company, in a form prescribed by the Company (the “Release”), and such Release must become effective, binding and irrevocable by the end of the Release Period in accordance with its terms. In addition to the general waiver and release of claims, such Release shall also provide that the Eligible Officer:

(i)                 will not engage in any conduct that is injurious to the Company’s reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company;

(ii)              shall return to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, smartphones, tablets, PDAs and other electronic devices or other items in his or her possession or control belonging to the Company or containing proprietary information relating to the Company;

(iii)            will cooperate with the Company and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which the Eligible Officer was involved or of which Eligible Officer has knowledge; and

(iv)             that, in the event the Eligible Officer is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to the Eligible Officer’s employment with the Company, the Eligible Officer will give prompt notice of such request to the Company, and subject to applicable law, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

(c)            An Eligible Officer will not receive benefits under the Policy if an Eligible Officer’s employment with the Company terminates for any reason not specified in Section 4 hereof.

(d)            All benefits that an Eligible Officer may be or become entitled to under this Policy will terminate immediately if the Eligible Officer, at any time, violates any proprietary information, intellectual property or confidentiality obligation to the Company or the terms of the Release.

Section. 4.              Change in Control Severance Benefits. In the event that an Eligible Officer incurs a termination of employment by reason of a Change in Control Termination at any time, and subject to the provisions of Section 6, the Eligible Officer shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits (subject to the terms and conditions of this Policy), in addition to payment of any Accrued Obligations:

(i)                 a one-time lump sum cash payment equal to two times such Eligible Officer’s annual base salary in effect on the Termination Date (or, if greater, the Eligible Officer’s annual base salary in effect immediately prior to the Change in Control), payable within 15 days following the last date on which the Release can be revoked;

(ii)              a prorated (to the Termination Date) portion of the incentive compensation payment such Eligible Officer would have received under the Company’s Short-Term Incentive Plan (the “STIP”) for the fiscal year in which the Termination Date occurs (based on the greater of target level or actual performance), and the full incentive compensation payment such Eligible Officer would have received under the STIP for the fiscal year prior to the year in which the Termination Date occurs to the extent not yet paid (based on actual performance as determined by the Board or the Compensation Committee in its discretion for other STIP participants following year-end), and payable at the same time as such other STIP participants receive payments under the STIP;

(iii)            a one-time lump sum cash payment equal to two times the “target” incentive compensation such Eligible Officer could have received under the STIP for the fiscal year in which the Termination Date occurs, payable within 15 days following the last date on which the Release can be revoked;

(iv)             continued participation in the Aerojet Rocketdyne’s Executive Physical Program for a period of twenty-four months, and for so long as the Eligible Officer timely elects (and remains eligible for) health benefits continuation pursuant to COBRA payment by the Company of the Eligible Officer’s applicable premiums (including spouse or family coverage if the Eligible Officer had such coverage on the Termination Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the 24-month anniversary of the Termination Date, and (b) the date on which the Eligible Officer and his or her covered dependents, if any, become eligible for health insurance coverage through another employer; and

(v)               to the extent unvested, effective on the effective date of the Release, immediate full vesting of all of the Eligible Officer’s equity awards (at the maximum level of performance, if applicable); and

(vi)             outplacement services provided by the Company-designated outplacement firm for a period of 12 months starting no later than ninety (90) days from the Eligible Officer’s date of termination with a maximum value of $15,000.

Severance compensation and benefits received under the Policy will not be included in compensation or earnings for purposes of determining benefits under any employee welfare or pension benefit plan (including 401(k) plan) of the Company except to the extent provided specifically under the terms of such plan.

The Company’s obligation to pay the Eligible Officer the amounts provided and to make the arrangements provided shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Eligible Officer to the Company or its affiliates. The Eligible Officer shall not be required to mitigate the amount of any payment provided for pursuant to this Policy by seeking other employment, and no amounts otherwise earned shall be set-off against the amounts due.

Section. 5.              Definitions. For purposes of this Policy:

(i)                 “Accrued Obligations” means, each as determined and payable in accordance with the applicable Company policy or benefit plan, (x) accrued and unpaid wages, (y) accrued and unused vacation, and (z) to the extent vested, any other payments or benefits pursuant to any Company benefit plans.

(ii)              “Cause” means that the Eligible Officer: (A) pleads “guilty” or “no contest” to or is convicted of a felony under federal or state law or as a crime under federal or state law which involves Eligible Officer’s fraud or dishonesty; (B) in carrying out the Eligible Officer’s duties, engages in conduct that constitutes gross negligence or willful misconduct that results in material harm to the Company; (C) fails to reasonably and materially perform the responsibilities of Eligible Officer’s position (other than any such failure resulting from incapacity due to physical or mental illness); (D) engages in misconduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Policy or other material written policy of the Company, provided that if the Company provides written notice of Cause pursuant to (B) through (E), the Eligible Officer shall be given thirty (30) days from the date of such written notice to cure such conduct.

(iii)            “Change in Control” shall mean the occurrence of any of the following events:

(a)       all or substantially all (meaning having a total gross fair market value equal to 50% or more of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions) of the assets of the Company are acquired by a Person (during a twelve month period ending on the date of the most recent acquisition by such Person); or

(b) the Company is merged, consolidated, or reorganized into or with another corporation or entity in one or a series of transactions during a twelve-month period with the result that upon the conclusion of the transaction less than 60% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation are beneficially owned (as that term is defined in Rule 13-d 3 under the Exchange Act) by the stockholders of the Company immediately prior to the completion of the transaction in approximately the same proportions as such holdings by such stockholders immediately prior to the completion of the transaction; or

(c) the individuals who, immediately as of the date hereof, are members of the Board (the “Company Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election of any new director was approved by a vote of at least a majority of the Company Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Company Incumbent Board; provided further, however, that no individual shall be considered a member of the Company Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Company Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Company Proxy Contest.

(iv)             “Change in Control Termination” means, within 24 months following a Change in Control, and subject to the following sentence, any termination of the Eligible Officer’s employment with the Company (or its successor) (A) by the Company (or its successor) for any reason other than Cause or (B) by the Eligible Officer for Good Reason. For avoidance of doubt, a “Change in Control Termination” shall include termination of the Eligible Officer’s employment with the Company (or its successor) due to the Eligible Officer’s Disability (as such term is defined under Section 409A) or death after a Change in Control. A Change in Control Termination also includes any termination of the Eligible Officer’s employment with the Company that occurs pursuant to clauses (A) or (B) of the first sentence of this paragraph if such termination occurs within six months prior to the occurrence of a Change in Control (or, if earlier, following the signing of a definitive agreement that if consummated would result in a Change in Control) and the Change in Control occurs. In the event the prior sentence applies to an Eligible Officer, the Eligible Officer’s date of termination shall be deemed to be the date of the Change in Control.

(v)               “Good Reason” means the occurrence of one of the following events without the Eligible Officer’s consent: (A) a material diminution in Eligible Officer’s base salary or target annual bonus opportunity percentage, (ii) a requirement that the Eligible Officer be based anywhere other than within 25 miles of such Eligible Officer’s principal place of employment as of the date hereof, or (iii) a material diminution in the Eligible Officer’s title, duties, responsibilities, authority or reporting obligations from those in effect as of the date hereof (other than temporarily while the Eligible Officer is physically or mentally incapacitated or as required by applicable law); provided, however, that no event shall constitute Good Reason unless the Eligible Officer has notified the Company in writing of the Eligible Officer’s intention to so terminate the Eligible Officer’s employment, such notice: (i) to state in detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, (ii) to be given within sixty (60) days after the first occurrence of such acts or failures to act, and (iii) the Company shall have thirty (30) days following receipt of such notice to cure such acts or failures to act in all material respects. If the Company has not cured such acts or failures to act within the thirty (30) day cure period, then the Eligible Officer’s employment shall be immediately terminated for Good Reason.

Section. 6.              Tax Provisions.

(a)            Withholding Taxes. The Company may withhold from any amounts payable under this Policy such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)            Section 409A.

(i)                 This Policy and the payments and benefits hereunder are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”), described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible.

(ii)              To the extent Section 409A is applicable to this Policy, this Policy is intended to comply with Section 409A. Without limiting the generality of the foregoing, if on the date of termination of employment the Eligible Officer is a “specified employee” within the meaning of Section 409A as determined in accordance with the Company’s procedures for making such determination, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Policy during the six-month period immediately following the Termination Date shall instead be paid within 10 days of the first business day after the date that is six months following the Termination Date (or, if earlier, the date of death of the Eligible Officer).

(iii)            To the extent the Release Period crosses two calendar years, and to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Policy during the Release Period in the initial calendar year shall be paid within 10 days of the January 1st of the second calendar year.

(iv)             All references herein to “Termination Date” or “termination of employment” shall mean separation from service as an employee within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(v)               The Company makes no representation or warranty and shall have no liability to any Eligible Officer or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the requirements of, Section 409A. The Company shall not have any liability to any Eligible Officer or any other person in the event Section 409A applies to payments and benefits under the Policy in a manner that results in adverse tax consequences for the Eligible Officer or such person.

(vi)             Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Policy is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which such Eligible Officer incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(c)            Section 280G Contingent Cutback. In the event that the payments and benefits provided for in this Policy or otherwise payable to an Eligible Officer (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other payments and benefits shall be payable either (i) in full or (ii) as to such lesser amount that would result in no portion of such payments and benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by such Eligible Officer on an after-tax basis, of the greatest amount of payments and benefits under this Policy or otherwise, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. To the extent any of such benefits and payments provided for in this Policy are “deferred compensation” within the meaning of Section 409A, any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A, and second a pro rata cancellation of (x) equity-based compensation subject to Section 409A as deferred compensation and (y) equity-based compensation not subject to Section 409A; provided that reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits that are subject to Section 409A and benefits that are exempt from Section 409A. Unless the Company and such Eligible Officer otherwise agree in writing, any determination required under this provision shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon such Eligible Officer and the Company for all purposes. For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and such Eligible Officer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

Section. 7.              Miscellaneous.

(a)            Entire Agreement; No Duplication of Benefits. Any amounts payable hereunder shall be reduced by any notice under, or payments in lieu of notice under, the WARN Act (or similar state law). Any amounts payable under this Policy shall not be duplicative or cumulative of any other severance benefits, and to the extent an Eligible Officer has executed an individually negotiated written agreement with the Company relating to severance benefits after a “change in control” (or such similar term) that is in effect on his or her Termination Date, no amounts will be due hereunder.

(b)            No Implied Employment Contract. This Policy is not an employment contract. Nothing in this Policy or any other instrument executed pursuant to this Policy shall confer upon an Eligible Officer any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate an Eligible Officer’s employment at any time for any reason. The Company and the Eligible Officer acknowledge that the Eligible Officer’s employment is and shall continue to be “at-will”, as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between the Eligible Officer and the Company.

(c)            Exclusive Discretion. The Board, the Compensation Committee or another authorized committee thereof will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Policy and to construe and interpret the Policy and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Policy, including, but not limited to, the eligibility to participate in the Policy and amount of benefits paid under the Policy, and its rules, interpretations, computations and other actions will be binding and conclusive on all persons.

(d)            Notice. Notices and all other communications contemplated by this Policy shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Eligible Officer, mailed notices shall be addressed to him or her at the home address or facsimile number shown on the Company’s corporate records, unless a different address or facsimile number is subsequently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Company’s General Counsel (or, in the event the Eligible Officer is the General Counsel of the Company, then to the Company’s Chief Executive Officer).

(e)            No Waiver. The failure of a party to insist upon strict adherence to any term of this Policy on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Policy.

(f)             Severability. In the event that any one or more of the provisions of this Policy shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Policy shall not be affected thereby. The parties intend to give the terms of this Policy the fullest force and effect so that if any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

(g)            Successors. The Company shall have the right to assign its rights and obligations under this Policy to an entity that (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Policy shall inure to the benefit and shall be binding upon the successors and assigns of the Company. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Policy, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the Company to expressly and unconditionally assume the Policy in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle Eligible Officers to such severance compensation and benefits from the Company in the same amount and on the same terms as the Eligible Officer would be entitled hereunder if the Eligible Officer had terminated his or her employment with Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

An Eligible Officer shall not have any right to assign his or her obligations under this Policy and shall only be entitled to assign his or her rights under this Policy upon his or her death, solely to the extent permitted by this Policy, or as otherwise agreed to by the Company.

(h)            Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Company under the Policy such right shall be no greater than the right of any unsecured general creditor of the Company.

(i)              Governing Law. This Policy is intended to be governed by and will be construed in accordance with the laws of the State of Delaware.

EXHIBIT A

PARTICIPANT ACKNOWLEDGMENT AND ACCEPTANCE OF THE

AEROJET ROCKETDYNE HOLDINGS, INC.

AMENDED AND RESTATED
EXECUTIVE CHANGE IN CONTROL SEVERANCE POLICY

I acknowledge that I have received this official plan document attached as Annex A hereto for the Aerojet Rocketdyne Holdings, Inc. Amended and Restated Executive Change in Control Severance Policy (the “Policy”), and confirm that I have read and understand the terms of the Policy. Furthermore, I agree that any compensation and benefits I may be due under the Policy will be paid under the rules, restrictions, terms and conditions as stated therein (and as may be subsequently modified). The Company agrees not to remove the undersigned as an Eligible Officer (as defined in the Policy) without the undersigned’s written consent.

[NAME] Date:

Agreed and Acknowledged:

Aerojet Rocketdyne Holdings, Inc.

By:__________________________________

Name:

Title:

Date: